Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Quotient Limited for the registration of 16,829,366 Ordinary Shares and 8,414,683 Warrants, and to the incorporation by reference therein of our report dated May 25, 2017, with respect to the consolidated financial statements of Quotient Limited included in its Annual Report (Form 10-K) for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Belfast, United Kingdom

November 9, 2017